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                                                                    EXHIBIT 4.19

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                PURSUANT TO THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
                              BY AND ON BEHALF OF

                        ENSERCH PREFERRED CAPITAL, INC.

     Enserch Preferred Capital, Inc., a Delaware corporation organized and existing under and by virtue of the laws of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

          1. The name of the Corporation is "Enserch Preferred Capital, Inc." and the date of filing of its original Certificate of Incorporation with the Secretary of the State of Delaware was March 17, 1994.

          2. This Amended and Restated Certificate of Incorporation amends and restates the Corporation's Certificate of Incorporation, in its entirety and is intended to supersede the Corporation's prior Certificate of Incorporation in all respects.

          3. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

          4. This Amended and Restated Certificate of Incorporation shall become effective upon the filing hereof with the office of the Secretary of State of the State of Delaware.

          5. The text of the Corporation's Certificate of Incorporation is hereby amended and restated to read as herein set forth:

          FIRST: The name of the corporation is "Enserch Preferred Capital, Inc."

          SECOND: The registered office of the Corporation is to be located at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware. The name of its registered agent is the Corporation Trust Company.

          THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation are:

          (1) To be a Class B member and to subscribe for and be a holder of Class B Common Securities of Enserch Capital
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     L.L.C., a limited liability company formed under the laws of the State of
     Delaware ("Enserch Capital").

          (2) To (a) borrow the proceeds from the sale of certain limited liability company interests by Enserch Capital pursuant to loan arrangements between the Corporation and Enserch Capital and (b) reloan such proceeds to its sole stockholder, ENSERCH Corporation, a corporation formed under the laws of the State of Texas ("ENSERCH") pursuant to loan arrangements between ENSERCH and the Corporation.

          (3) The Corporation shall not conduct any other business except with respect to and incident to the activities provided for in clauses (1) and
     (2) of this Article THIRD.

          FOURTH:   The total number of shares of stock which the Corporation
shall have authority to issue is one thousand (1,000) and the par value of each of such shares is One Hundred Dollars ($100.00), amounting in the aggregate to One Hundred Thousand Dollars ($100,000.00), which class is hereby designated as Common Stock.

          FIFTH:    Shareholders are hereby denied the right to cumulate their votes for the election of directors. Shareholders shall have only preemptive rights to purchase additional shares of stock as may be issued hereafter from time to time. Such rights shall exist with respect to shares originally authorized, shares hereafter authorized, or treasury shares but shall not exist with respect to shares issued to effect a merger, consolidation, or acquisition of another corporation. The Board of Directors shall establish the price, terms and conditions on which such preemptive rights may be exercised on an equitable basis.

          SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

          SEVENTH: Elections of directors need not be by written ballot unless the by-laws of the Corporation shall otherwise provide.

          EIGHTH:   No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. This Article
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Eighth shall not apply to any act or omission occurring prior to the date when this provision shall become effective.

     If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          NINTH: Meetings of shareholders may be held within or without the State of Delaware as they bylaws may provide. To be extent permitted by law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

          TENTH: The Corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

          ELEVENTH: Notwithstanding any other provision of law that may otherwise so empower the Corporation, the Corporation shall not, without the prior written consent of ENSERCH, do any of the following:

          (1)  dissolve or liquidate, in whole or in part;

          (2) merge or consolidate with, or sell all or substantially all of its assets to, any person, firm, corporation, partnership or other entity unless, in the case of a merger or consolidation, the surviving corporation in such merger or the corporation resulting from such consolidation shall have a certificate of incorporation containing provisions identical to the provisions of Article
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     THIRD and this Article ELEVENTH and, in the case of a sale of assets, the acquiring corporation shall have assumed all of the liabilities and obligations of the Corporation and shall have a certificate of incorporation containing provisions identical to the provisions of Article THIRD and this Article ELEVENTH;

          (3) to the extent permitted by law, file or consent to or acquiesce in a petition seeking an order under the Federal Bankruptcy Code, as amended, make an assignment for the benefit of creditors or consent to or fail to contest the appointment of a custodian or receiver of all or any substantial part of its property, or file a petition or answer seeking, consenting to or acquiescing in the granting of relief under any other applicable bankruptcy, insolvency or similar law or statute of the United States of America or any state thereof;

          (4) abrogate, repudiate, reject or deny the validity of, or seek to restrict or enjoin the enforcement of the loan arrangements described in clause (2) of Article THIRD;

          (5) amend this Amended and Restated Certificate of Incorporation to alter in any manner or delete Article THIRD or this Article ELEVENTH; or

          (6) incur any indebtedness other than the loan or loans made pursuant to the loan arrangements referred to in clause (2) of Article THIRD.

          TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
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     IN WITNESS WHEREOF, Enserch Preferred Capital, Inc. has caused this
Certificate to be executed in its corporate name by its Senior Vice President and its seal to be hereunto affixed and attested by its Secretary this 22nd day of March, 1994.



                                    ENSERCH PREFERRED CAPITAL, INC.



                                    By____________________________
                                         W.T. Satterwhite
                                       Senior Vice President



ATTEST:



By____________________________
              F.W. Fraley, III
                Secretary
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STATE OF TEXAS      )
                    )  SS
COUNTY OF DALLAS    )


          Before me, the undersigned authority, a Notary Public in and for said County and State, on this day personally appeared W.T. Satterwhite, Senior Vice President of Enserch Preferred Capital, Inc., a corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity therein stated, and as the act and deed of said corporation.

              Given under my hand and seal of office, this 22nd day of March, 1994.


- ----------------------------
                                              Notary Public

(Notarial Seal)

My commission expires:  _________________